SAM BORGESE IS LOGAN’S ROADHOUSE® NEW CEO
Seasoned restaurant executive brings expertise to steakhouse chain

NASHVILLE, Tenn. - Oct. 7, 2014 - Sam Borgese has been appointed the new President and Chief Executive Officer for Nashville-based Logan’s Roadhouse. “We are excited for Sam to join the Logan’s team,” said Phil Berney, President of Kelso & Company, a majority stockholder of Logan’s Roadhouse. “He brings more than 25 years of experience and a proven track record of leading successful brand positioning and driving improved operational results,” Berney added.

Borgese joins Logan’s from Max Brenner International, where he previously served as Chief Executive Officer. Prior to Max Brenner, he served as Executive Chairman of El Pollo Loco (NASDAQ: LOCO), Chief Executive Officer of CB Holding Corp. (Charlie Brown’s Steakhouse, Bugaboo Creek Steak House and The Office Beer Bar & Grill), and Chief Executive Officer of Catalina Restaurant Group (Coco’s Restaurant & Bakery and Carrows).

“I am excited to join the Logan’s Roadhouse team,” Borgese said. “Logan’s is a great brand and I look forward to continuing to strengthen its relative position in the marketplace and build a foundation for long-term sustainable growth,” Borgese added.

About Logan’s Roadhouse
Logan’s opened its first restaurant in 1991 in Lexington, KY, and has grown as an affordable, full-service casual dining steakhouse offering specially seasoned aged steaks and sizzling southern-inspired dishes in a roadhouse atmosphere. Headquartered in Nashville, Tennessee, Logan’s Roadhouse presently runs 234 company-operated and 26 franchised Logan's Roadhouse restaurants in 23 states. LRI Holdings, Inc. is the parent company of Logan’s Roadhouse.

Contact
Investor Relations
InvestorRelations@logansroadhouse.com
(855) 255-2789